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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Lucent Technologies Inc. on Form S-8, relating to the Yurie Systems, Inc. Amended and Restated 1996 Nonstatutory Stock Option Plan and the Data Labs, Inc. 1996 Stock Option Plan, of our reports dated October 21, 1997, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries as of September 30, 1997 and 1996, and for the year and nine-month period ended September 30, 1997 and 1996, respectively, and the year ended December 31, 1995, which reports are included in the Company's Annual Report on Form 10-K.



/s/Coopers & Lybrand L.L.P.
New York, New York
June 5, 1998